Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Team, Inc. and Subsidiaries:

We consent to the use of our reports dated August 7, 2012, with respect to the consolidated balance sheets of Team, Inc. and Subsidiaries as of May 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended May 31, 2012, and the effectiveness of internal control over financial reporting as of May 31, 2012, incorporated herein by reference.

/s/ KPMG LLP
Houston, Texas
October 9, 2012